Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Registration Statement No. 333-182752 on Form S-8 of our report dated March 12, 2014, relating to the 2013 and 2012 financial statements of Lucid, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt regarding the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Lucid, Inc. for the year ended December 31, 2013.

/s/ Marcum LLP

Boston, Massachusetts
March 12, 2014